Exhibit 99.2

Management Discussion and Analysis of Financial Condition and Results of Operations

for the Quarterly Periods ended June 30, 2021 and June 30, 2020

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of the RideNow Group is provided as a supplement to, and should be read in conjunction with, the unaudited Combined Financial Statements and Notes thereto for the three and six- months ended June 30, 2021 and 2020, which are included in this report.

Overview

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of June 30, 2021, RideNow owned and operated more than 43 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

On June 30, 2021, and December 31, 2020 RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers. RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

The following table summarizes the percentages of the Group’s revenue and gross profit attributable to new and used vehicle sales:

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
New Vehicles Sales
Percent of total sales	53.2%	61.1%	55.7%	56.9%
Percent of gross profit	35.2%	36.2%	36.2%	31.6%

Used Vehicle Sales
Percent of total sales	21.0%	15.5%	18.6%	17.9%
Percent of gross profit	12.6%	8.9%	11.2%	9.5%

Acquisition by RumbleOn

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with the RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transactions”). Under the terms of the definitive agreement, RumbleOn will combine with up to 43 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. (“Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the third quarter of 2021.

COVID-19 Update

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. The rapid spread of COVID-19 resulted in governmental authorities implementing numerous measures to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, shutdowns and vaccines. We initially took aggressive action in response to the Pandemic, furloughing nearly 45% of our workforce. However, we quickly rebounded as we found the Pandemic was creating great demand as people, weary of staying at home found riding an off-road vehicle in the wide-open, socially distant spaces of tracks and trails to be appealing. While the manufacturers curtailed or shut down operations for a time, and our supply of new vehicles declined, our off-road vehicle demand increased significantly. For the quarter ended June 30, 2020, our vehicles sold, revenue and gross profit were up 57.1%, 49.8% and 58.1%, respectively compared to the quarter ending March 31, 2020. This trend continued throughout the remainder of 2020 and the first half of 2021, and we believe demonstrates that we have been successful in navigating the impact of COVID-19 on our business to date and that our business model makes us well-positioned to meet expected customer demand during the current COVID-19 pandemic. We will continue to evaluate the nature and extent of the impact to our business and our results of operations and financial condition as circumstances evolve surrounding the COVID-19 pandemic.

Results of Operations

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 1 — Summary of Significant Accounting Policies of the unaudited Combined Financial Statements included in this report, for more detailed information regarding our critical accounting policies.

Revenue Recognition

Revenue consists of the sales of new and used recreational vehicles, commissions from related finance and insurance products, sales of parts and services, and sale of other products. RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

RideNow adopted the accounting standard effective January 1, 2018, using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods recorded an increase to retained earnings of approximately $737,000.

Valuation of Inventory

Inventories, consisting of new vehicles, are stated at the lower of cost or net realizable value on a specific identification basis. Parts and accessories inventories are stated at the weighted average cost. Used vehicles and other inventories are stated at the lower of cost or wholesale net realizable values on a specific identification basis, as determined by management.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting. The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

Goodwill

RideNow acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from acquired businesses.

RideNow does not amortize goodwill. Goodwill is tested for impairment annually or more frequently when events or changes in circumstances indicate that impairment may have occurred. RideNow elected to perform a quantitative goodwill impairment test for its reporting units as of December 31, 2020 and 2019, and no goodwill impairment charges resulted from the testing.

Other intangible assets identified include non-compete agreements which are intangible assets with definite lives and are carried at the acquired fair values less accumulated amortization. The non-compete agreements are amortized over the estimate useful lives.

Key Operating Metrics

We regularly review a number of metrics, to evaluate our business, measure our progress, and make strategic decisions. Our key operating metrics reflect what we believe will be the key drivers of our business, including increasing brand awareness, maximizing the opportunity to source the purchase of low-cost pre-owned vehicles from consumers and dealers while enhancing the selection of vehicles we make available to our customers. Our key operating metrics also demonstrate our ability to translate these drivers into sales and to monetize these retail sales through a variety of product offerings.

Metric Segment (Non-Harley Dealerships)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
New Vehicles
Vehicles sold	8,242	10,533	16,390	16,088
Day’s sales of inventory	42	82	47	36
Total new vehicle revenue	117,298,398	145,922,609	239,139,935	220,894,725
Gross profit per unit	2,831	2,161	2,825	1,922

Used Vehicles
Vehicles sold	2,271	1,796	4,043	3,571
Day’s sales of inventory	61	66	73	21
Total used vehicle revenue	28,768,930	17,645,683	50,284,653	34,794,643
Gross profit per vehicle	2,452	1,472	2,419	1,468

Harley-Davidson Segment

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
New Vehicles
Vehicles sold	973	688	1,853	1,379
Day’s sales of inventory	48	128	40	51
Total new vehicle revenue	25,433,262	17,701,733	46,818,053	34,476,136
Gross profit per unit	6,722	5,335	6,030	5,035

Used Vehicles
Vehicles sold	1,594	1,468	2,688	2,658
Day’s sales of inventory	54	62	65	23
Total used vehicle revenue	27,575,982	23,906,858	45,048,530	45,694,613
Gross profit per vehicle	3,698	3,115	3,435	2,753

Vehicles Sold

We define vehicles sold as the number of new and used retail vehicles sold to consumers in each period. We view vehicles sold as a key measure for several reasons. First, vehicles sold is the primary driver of our revenue and, indirectly, gross profit, since vehicle sales enable multiple complementary revenue streams, including financing, vehicle service contracts, additional parts and accessories and trade-ins. Second, vehicles sold increases the base of available customers for referrals and repeat sales. Third, vehicles sold is an indicator of our ability to retain and capture market share from our competitors.

Days Sales of Inventory

We define Day’s Sales of Inventory (DSI) as the average time in days that it takes to turn our vehicle inventory. In other words, this metric represents how many days our current stock of inventory will last. We view days sales of inventory as a useful metric due to its impact on vehicle average gross profit per unit and flooring costs. It also helps with forecasting, open-to-buy procurement strategies and simply understanding if we have enough inventory to meet the demand.

Total Vehicle Revenue

Total vehicle revenue is comprised of new and used vehicle sales. We sell vehicles primarily direct to consumer onsite at our dealerships (bricks and mortar) as well as online. Factors primarily affecting total vehicle sales are availability of inventory from OEMs as well as availability of consumer finance. The effects of COVID-19 accelerated vehicle sales in 2020 and we expect that to continue through 2021 dependent upon available inventory and consumer finance.

Gross Profit Per Unit

Gross profit is generated on new and used vehicle sales from the difference between the vehicle selling price and our cost associated with acquiring the vehicle and preparation for sale.

Components of Results of Operations

Revenue from Contracts with Customers

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction priced at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Cost of Sales

Cost of sales includes the cost to acquire, recondition, and transport recreational vehicles associated with preparing them for resale. Vehicle acquisition costs are driven by the mix of vehicles we acquire, the source of those vehicles, and supply-and-demand dynamics in the wholesale vehicle market. Reconditioning costs consist of direct costs, including parts, labor, and third-party repair expenses directly attributable to specific vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Gross Profit

Vehicle gross profit is the vehicle sales price minus our cost of sales associated with the vehicles sold.

Used Vehicle Gross Profit.

Gross Profit from Sales of Service, Parts and Other Revenue represents the sales price for those products and services minus the labor and material costs associated with those sales.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising and marketing, rent and other facility expenses and other corporate overhead expenses, including expenses associated with information technology, insurance, legal, accounting, finance, and business development. Selling, general and administrative expenses also include the transportation cost associated with selling vehicles but exclude the cost of reconditioning, inspecting, and similar costs which are included in cost of revenue. Subject to the impact of the COVID-19 pandemic and our efforts to preserve liquidity as described elsewhere in this MD&A, we expect selling, general and administrative expenses will continue to increase in future periods as we execute and aggressively expand our business through increased marketing spending and the addition of management and support personnel to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures, but we anticipate selling, general and administrative expenses will decline as a percentage of revenue.

Interest Expense

Interest expense includes interest incurred on floor plan financing and notes payable.

Other (Income) Expense

Other (income) expense includes miscellaneous income for interest earned, cash discounts earned, vending income, cash-back incentives, cash over and short, gains and losses on capital asset disposals and other non-operating additions and deductions from income.

Seasonality

The volume of vehicles sold will generally fluctuate from quarter-to-quarter. This seasonality is caused by several factors including weather, the timing of vehicles available for sale from the OEM’s or selling consumers, the quality of vehicles, temperature, and weather in the state where the dealership is located. Warmer weather locations typically experience less seasonality than colder weather locations when it comes to motorcycle sales. As a result, revenue and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower sales as well as additional costs associated with the holidays and winter weather.

Results of Operations

The following table provides the results of operations for the three and six months ended June 30, 2021 and 2020, including key financial information relating to our business and operations. The financial information should be read in conjunction with our Condensed Combined Financial Statements for the three and six months ended June 30, 2021 and 2020, which are included in this report.

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Revenue:
New vehicles	$142,731,660	$163,624,341	$285,957,987	$255,370,861
Used vehicles	56,344,912	41,552,540	95,333,182	80,489,256
Service, parts and others	47,480,825	40,534,371	91,009,927	76,748,115
Finance and insurance, net	21,633,640	22,271,089	41,065,839	36,046,990
Total revenue	268,191,037	267,982,341	513,366,935	448,655,222

Cost of Sales
New vehicles	112,811,489	136,783,464	228,166,682	217,211,790
Used vehicles	45,642,378	34,936,296	77,388,609	69,082,545
Service, parts and others	24,705,698	22,146,629	48,182,298	41,794,184
Total cost of sales	183,159,565	193,866,389	353,737,589	328,088,519

Gross profit	85,031,472	74,115,952	159,629,346	120,566,703

Selling, general and administrative expenses	48,570,799	39,604,867	91,682,133	75,094,774

Depreciation and amortization expenses	903,494	948,129	1,717,001	1,384,768

Operating income	35,557,179	33,562,956	66,230,212	44,087,161

Other Income (Expense)
Floor plan interest	(373,860)	(547,006)	(865,775)	(1,794,333)
Interest expense-other	(84,028)	(318,462)	(299,726)	(670,926)
Interest income	87,215	201,847	251,022	471,793
Miscellaneous income	19,340,670	255,759	19,909,539	656,053
Total other income (expense)	18,969,997	(407,862)	18,995,060	(1,337,413)

Net Income	$54,527,176	$33,155,094	$85,225,272	$42,749,748

Revenue and Gross Profit

Metric Segment

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Vehicles sold:
New vehicles	8,242	10,533	16,390	16,088
Used vehicles	2,271	1,796	4,043	3,571
Total vehicles sold	10,513	12,329	20,433	19,659

Revenue
New vehicles	117,298,398	145,922,608	239,139,934	220,894,725
Used Vehicles	28,768,930	17,645,683	50,284,653	34,794,643
Service, parts and others	30,379,119	27,044,461	60,322,622	50,142,825
Finance and insurance	16,350,825	18,004,841	32,018,691	28,332,558
Total revenue	192,797,272	208,617,593	381,765,900	334,164,751

Gross profit
New vehicles	23,839,785	23,260,790	47,377,353	31,811,475
Used Vehicles	5,568,369	2,644,446	9,781,588	5,241,546
Service, parts and others	14,853,142	12,334,213	28,754,767	23,047,724
Finance and insurance	16,350,825	18,004,841	32,018,691	28,332,558
Total gross profit	$60,612,121	$56,244,290	$117,932,399	$88,433,303

Harley-Davidson Segment

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Vehicles sold:
New vehicles	973	688	1,853	1,379
Used vehicles	1,594	1,468	2,688	2,658
Total vehicles sold	2,567	2,156	4,541	4,037

Revenue
New vehicles	25,433,262	17,701,733	46,818,053	34,476,136
Used Vehicles	27,575,982	23,906,858	45,048,530	45,694,613
Service, parts and others	17,101,707	13,489,909	30,687,305	26,605,290
Finance and insurance	5,282,815	4,266,248	9,047,147	7,714,432
Total revenue	75,393,766	59,364,748	131,601,035	114,490,471

Gross profit
New vehicles	6,079,541	3,596,375	10,412,440	6,385,831
Used Vehicles	5,134,165	3,971,798	8,162,986	6,165,164
Service, parts and others	7,921,986	6,053,528	14,072,862	11,906,207
Finance and insurance	5,282,815	4,266,248	9,047,147	7,714,432
Total gross profit	$24,418,507	$17,887,949	$41,695,435	$32,171,634

Revenue

Three Months Ended June 30, 2021 Versus 2020

Total revenue increased $208,696 to $268,191,037 compared to $267,982,341 in 2020. The increase was primarily due to an increase of $14,792,372 in used vehicle sales plus and increase of $6,946,454 in sales of service, parts and other income, offset by a decrease of $20,892,681 and $637,449 of new vehicle sales and finance and insurance income, respectively.

Total new vehicle sales decreased $20,892,681 to $142,731,660 compared to $163,624,341 in 2020. $31,070,934 of this decrease resulted from a decrease of 2,006 in the number of new vehicles sold to 9,215 compared to 11,221 for 2020. This decrease was partially offset by an increase of $10,178,252 due to an in increase in the average selling prices per vehicle to $15,489 compared to $14,582 for 2020. Substantially all new vehicle categories were down in the second quarter of 2021 compared to 2020 with only the on-road motorcycle segment increasing year-over-year due to the increase in new Harley-Davidson motorcycle sales which were up $7.7 million.

Total used vehicle sales increased $14,792,372 to $56,344,912 compared to $41,552,540 in 2020. This increase was due to an increase in the number of used vehicles sold of 601 to 3,865 compared to 3,264 in 2020 and an increase in the average selling price per vehicle to $14,578 compared to 12,731 in 2020. The increase in price is attributable to the increase in demand along with the lack of available product which has driven prices higher in 2021.

Total service, parts and other income increased $6,946,454 to $47,480,825 compared to $40,534,371 in 2020. Parts, accessories, and apparel sales increased $4,186,884 to $32,797,789 compared to $28,610,905 in 2020. Service revenue increased $2,759,570 to $14,683,036 compared to $11,293,466 in 2020. This was primarily due to the significant increase in units sold in 2020 over the prior years. Parts and service sales lag vehicle sales and in this regard are the positive biproduct of strong vehicle sales from prior periods.

Total finance and insurance income decreased $637,449 to $21,633,640 compared to $22,271,089 in 2020. This was primarily due to the decrease of 2,006 new vehicles sold. However, per unit finance and insurance income increased $116 from $1,538 to $1,654. This increase resulted primarily from an increase of sales of the new battery protection product of $1,247,401.

Metric Segment (Non-Harley-Davidson) total revenue decreased 15,820,322 to $192,797,271 compared to $208,617,593 in 2020. The decrease was primarily attributable to the decrease in the number of vehicles sold which were down 1,816 to 10,513 compared to 12,329 in 2020. Total new vehicle sales decreased by 2,291 while used vehicle sales increased. This decrease was partially offset by an increase in the average selling price per vehicle to $18,339 compared to $16,921 in 2020. This decrease in revenue included $28,624,211 from the sale of new vehicles while used vehicle sales increased $11,123,247. Sales of service, parts and other income increased $3,334,658 and sale of finance and insurance products decreased $1,654,016 due to the decrease in units sold of 1,816 which equates to opportunities or swings at the customer.

Harley-Davidson total revenue increased $16,029,018 to $75,393,766 compared to $59,364,748 in 2020. The increase was primarily attributable to an increase in the number of vehicles sold to 2,567 compared to 2,156 in 2020 and the increase in average selling price per vehicle to $29,370 from $27,535 in 2020. The increase in average selling price was due to lower supply and strong demand for Harley-Davidson products which drove higher selling prices. Sales of service, parts and other income increased $3,611,798 and sales of finance and insurance products increased $1,016,567 due to volume with 411 more vehicles sold or opportunities to sell finance and insurance products.

Six Months Ended June 30, 2021 Versus 2020

Total revenue increased $64,711,713 to $513,366,935 compared to $448,655,222 in 2020. All segments are up over the prior year with the increases from largest to smallest being $30,587,126 new vehicles, $14,843,926 used vehicles, $14,261,812 sales of service, parts and other income, and $5,018,849 finance and insurance.

Total new vehicle sales increased $30,587,126 to $285,957,987 compared to $255,370,861 in 2020 due to the number of new vehicles sold being up 776 over the prior year. The increase was entirely due to new motorcycle sales which were up $32,314,816 led by Harley-Davidson which was up $12,341,917 over 2020. We got off to a slow start in 2020 with COVID-19 concern which is another factor in the year-over-year change in the comparative six-month improvements for 2021.

Total used vehicle sales increased $14,843,926 to $95,333,182 compared to $80,489,256 in 2020. This increase was due to an increase in the number of used vehicles sold of 502 to 6,731 compared to 6,229 in 2020. Used motorcycles led the year-over-year increase as new product is still in short supply and RideNow was able to take advantage of the RumbleOn source for used motorcycles.

Total service, parts and other income increased $14,261,812 to $91,009,927 compared to $76,748,115 in 2020. Parts, accessories, and apparel sales increased $9,746,803 to $63,538,689 compared to $53,791,895 in 2020. Service revenue increased $4,515,009 to $27,471,229 compared to $22,956,220 in 2020. This was primarily due to the 1,278, increase in vehicles sold in 2021.

Total finance and insurance income increased $5,018,849 to $41,065,839 compared to $36,046,990 in 2020. This was primarily due to the net increase of 1,278 vehicles sold in 2021. This increase resulted primarily from a new product offering called “Battery for Life” which added $2,008,431 of incremental revenue to the finance and insurance (F&I) department. Additionally, F&I benefitted from increases of sales of extended maintenance and service contracts of $694,827, of documentation fees $603,386, prepaid maintenance of $1,565,032 and finance income of $346,861.

Metric Segment (Non-Harley-Davidson) total revenue increased $47,601,150 to $381,765,901 compared to $334,164,751 in 2020. The increase was primarily attributable to the increase in the number of vehicles sold to 20,433 compared to 19,659 in 2020. Total new vehicle sales increased by $18,245,210 while used vehicle sales increased by $15,490,010. Additionally, the average selling price per new vehicle increased to $14,591 compared to $13,730 in 2020 and the average selling price per used vehicle increased to $12,437 from $9,744 in 2020. Sales of service, parts and other income increased $10,179,797 and sale of finance and insurance products increased $3,686,133 due to the increase in total vehicles sold.

Harley-Davidson total revenue increased $17,110,564 to $131,601,035 compared to $114,490,471 in 2020. The increase was primarily attributable to an increase in the number of vehicles sold to 4,541 compared to 4,037 in 2020 with new vehicles sold being the key contributor to the increase. New vehicle revenue increased $12,341,917 while the average selling price increased to $25,266 from $25,001. Sales of service, parts and other income increased $4,082,015 and sales of finance and insurance products increased $1,332,715.

Gross Profit

Three Months Ended June 30, 2021 Versus 2020

Total gross profit increased $10,915,520 to $85,031,472 compared to $74,115,952 in 2020. The increase was primarily due to an increase in gross profit of $3,062,161 and $4,086,290 from new and used vehicle sales, respectively, plus an increase of $4,387,387 in sales of service and parts which was partially offset by a decrease of $637,449 in finance and insurance income resulting from a 1,405 decrease in total vehicles sold. The increase in gross profit was primarily attributable to 4.6% increase in new gross margin and 3.1% increase in used gross margin compared to 2020 which propelled total gross margin to 31.7% compared to 27.7% in 2020.

The gross profit on new vehicle sales increased $3,062,161 to $29,919,326 compared to $26,857,165 in 2020. $9,582,734 of this increase resulted from an increase of 4.6% in gross profit while the offsetting decrease of $6,513,482 was attributable to the decrease in new vehicles sold to 9,215 compared to 11,221 for 2020. A change in the vehicle mix sold, as on-road motorcycles accounted for 40% versus 33% of new vehicle sales in 2021 compared to 2020 and the gross margin on these sales were 20.0% in 2021 compared to 15.0% in 2020.

The gross profit on used vehicle sales increased $4,086,290 to $10,702,534 compared to $6,616,244 in 2020. $2,421,888 of this increase was attributable to an increase in the gross margin on vehicles sold to 19.0% compared to 15.9% for 2020 as well as an increase of $1,664,169 due to an increase in the number of used vehicles sold of 601 to 3,865 compared to 3,264 in 2020. The increase in gross margin was due to an increase in the average selling price per vehicle of $1,847 to $14,578 compared to $12,731 in 2020.

Total gross profit on service, parts and other income increased $4,387,387 to $22,775,128 compared to $18,387,741 in 2020. This was primarily due to the increase in vehicles sold from prior periods which impacts future service and parts demand. The average gross margin on service and parts combined income was 48.0% compared to 45.4% in 2020.

Total finance and insurance gross profit decreased $637,449 to $21,633,640 compared to $22,271,089 in 2020. This was entirely due to the 1,405 decrease in vehicles sold in 2021 as the finance and insurance gross profit per vehicle sold increased to $1,654 in 2021 versus $1,538 in 2020.

Metric Segment (Non-Harley-Davidson) total gross profit increased $4,367,831 to $60,612,121 compared to $56,244,290 in 2020. This increase was primarily attributable to used vehicles which increased $2,923,923 and parts, accessories and service which increased $2,518,929. The used vehicle average selling price increased from $9,825 to $12,668 due to strong demand and limited supply. The overall gross margin from sales by the Metric Segment increased to 31.4% compared to 27.0% in 2020.

Harley-Davidson Segment total gross profit increased $6,530,558 to $24,418,507 compared to $17,887,949 in 2020. The increase was attributable to all segments with new vehicle gross profit increasing $2,483,166, used vehicle increasing $1,162,367, parts, accessories and service increasing $1,868,458 and finance and insurance increasing $1,016,567. The increase in vehicle gross profit was due to increased selling prices contributing $1,458,468 as well as an increase in volume contributing $2,186,526. The overall gross margin increased to 32.4% compared to 30.1% in 2020.

Six Months Ended June 30, 2021 Versus 2020

Total gross profit increased $39,062,643 to $159,629,346 compared to $120,566,703 in 2020. The increase was primarily due to an increase in gross profit of $19,592,487 and $6,537,864 from new and used vehicle sales, respectively, plus an increase of $7,873,698 in sales of service, parts and other income and an increase of $5,018,848 in finance and insurance income. The increase was primarily attributable to an increase of 1,278 in the number of new and used vehicles that were sold to 24,974 compared to 23,696 in 2020 and an increase in the total gross margin to 31.1% compared to 26.9% in 2020.

The gross profit on new vehicle sales increased $19,592,487 to $57,789,793 compared to $38,197,306 in 2020. $2,458,368 of this increase resulted from an increase of 776 in vehicles sold to 18,243 compared to 17,467 for 2020. The balance of the increase of $17,135,127 was primarily attributable to the increase in the gross margin to 20.2% compared to 15.0% in 2020. This increase resulted from an increase in the average selling price per vehicle of $1,055 to $15,675 compared to $14,620 in 2020 and a change in the vehicle mix sold. On-road vehicle sales accounted for 40.5% of new vehicle sales in 2021 compared to 32.7% in 2020 and the gross margin on these sales were 18.5% in 2021 compared to 14.7% in 2020.

The gross profit on used vehicle sales increased $6,537,864 to $17,944,574 compared to $11,406,710 in 2020. $5,201,215 of this increase was attributable to an increase in the gross margin on vehicles sold to 18.8% compared to 14.2% for 2020 with the remainder $1,336,649 due to an increase in the number of used vehicles sold of 502 to 6,731 compared to 6,229 in 2020. The increase in gross margin was due to an increase in the average selling price per vehicle of $1,241 to $14,163 compared to $12,922 in 2020 which took gross profit from 14.2% in 2020 to 18.8% in 2021. Supply and demand are the reasons for the increasing used vehicle profit margin. There is currently more demand than supply which is driving up selling prices and gross profit margin.

Total gross profit on service, parts and other income increased $7,873,698 to $42,827,629 compared to $34,953,931 in 2020. This was primarily due to the 1,278, increase in vehicles sold in 2021 plus the prior year growth in vehicles sold which provide opportunities for parts and service revenue later. The average gross margin on service income was 76.6% compared to 77.3% in 2020 and the average gross margin on parts and accessories was 32.3% compared to 30.2% in 2020.

Total finance and insurance gross profit increased $5,018,848 to $41,065,838 compared to $36,046,990 in 2020. This was primarily due to the 1,278, increase in vehicles sold in 2021. This increase resulted from an increase of sales of extended maintenance and service contracts of $694,230, documentation fees of $603,386 and prepaid maintenance of $1,565,032. Additionally, a new product offering called ‘Battery for Life’ generated $2,008,431 of incremental gross profit.

Metric Segment (Non-Harley-Davidson) total gross profit increased $29,499,096 to $117,932,399 compared to $88,433,303 in 2020. All segments were up year over year with largest increase coming from new and used vehicle sales which were up a combined $20,105,920 over 2020. $18,100,453 of this increase was attributable to the increase in gross margin on new and used vehicle sales to 19.7% compared to 14.5% in 2020. While the remainder $2,005,467 was due to the increase of 774 vehicles sold to 20,433 compared to 19,659 in 2020. The overall gross margin from sales by the Metric Segment increased to 30.9% compared to 26.5% in 2020.

Harley-Davidson Segment total gross profit increased $9,523,801 to $41,695,435 compared to $32,171,634 in 2020. The increase was attributable to all segments which includes new vehicles $4,026,609, used vehicle $1,997,822, parts, accessories, and service $2,166,655 and finance and insurance $1,332,715. Year-to-date 504 more vehicles have been sold than prior year which is the primary driver in these gross profit increases. Additionally, the overall gross margin increased to 31.7% compared to 28.1% in 2020.

Selling, General and Administrative Expenses

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Compensation and related costs	$33,214,948	$26,732,555	$62,135,592	$49,326,640
Advertising and marketing	1,849,514	1,365,132	3,616,140	2,827,276
Other selling expenses	2,060,785	1,521,936	3,715,702	2,966,120
Professional fees	653,998	405,353	1,101,726	767,883
Facility expenses	7,503,709	7,145,793	14,832,556	14,112,042
General and administrative expenses	3,287,845	2,434,098	6,280,417	5,094,813
	$48,570,799	$39,604,867	$91,682,133	$75,094,774

Three Months Ended June 30, 2021 Versus 2020

Selling, general and administrative expenses increased by $8,965,932 to $48,570,798 (18.1% of total revenue) compared to $39,604,869 (14.8% of total revenue) in 2020. The increase primarily resulted from an increase of $6,482,393 in compensation and related costs. The increase in compensation and related costs includes an increase in sales commissions of $2,616,021 due to the increased sales in 2021 compared to 2020. A small portion of the increase was also due to a reduction in workforce that occurred towards the end of March 2020 due to the COVID-19 pandemic. In the third week of March 2020, we furloughed 284 of our staff. We quickly brought everyone back that would come back which equaled 250 employees in May as we learned the COVID-19 pandemic was increasing the demand for our vehicles. The increase in advertising, marketing and other selling expenses was directly attributable to the increase in sales. During the three months ended June 30, 2021 we purchased additional online and digital marketing with increases in SEO/SEM and paid search. The increase in facilities expenses was primarily related to an increase in warehouse space in order to handle the growing UTV (side by side) market as these vehicles are the size of automobiles. The increase in general and administrative expenses is primarily due to company vehicle and freight expenses of $203,034 due to an increase in mail order and delivery brought on by the COVID-19 pandemic. Overall, total selling, general and administrative expenses for 2021 are 57.1% of total gross profit compared to 53.4% of total gross profit in 2020.

Six Months Ended June 30, 2021 Versus 2020

Selling, general and administrative expenses increased by $16,587,359 to $91,682,133 (17.9% of total revenue) compared to $75,094,774 (of total revenue) in 2020. The increase primarily resulted from an increase of $12,808,951 in compensation and related costs. The increase in compensation and related costs includes an increase in sales commissions of $6,565,046 due to the increased sales in 2021 compared to 2020. A small portion of the increase was also due to a reduction in workforce that occurred towards the end of March 2020 due to the COVID-19 pandemic. In the third week of March 2020, we furloughed 284 of our staff. We quickly brought everyone back that would come back which equaled 250 employees in May as we learned the COVID-19 pandemic was increasing the demand for our vehicles. The increase in advertising, marketing and other selling expenses was directly attributable to the increase in sales. During the six months ended June 30, 2021 we purchased additional online and digital marketing with increases in SEO/SEM and paid search. The increase in facilities expenses was primarily related to an increase in warehouse space in order to handle the growing UTV (side by side) market as these vehicles are the size of automobiles. The increase in general and administrative expenses is primarily due to an increase in costs related to our technology platform of $327,114 and delivery and freight of $225,702 brought on by an increase in mail order delivery. Bad debt expense also increased $148,235 as we reserved for some aged receivables and cleaned up the balance sheet. Overall, total selling, general and administrative expenses for 2021 are 57.4% of total gross profit compared to 62.3% of total gross profit in 2020.

Depreciation and Amortization

Year-to-date Depreciation and Amortization increased $332,233 to $1,717,001 in 2021 (0.33% of total revenue) compared to $1,384,768 in 2020 (0.31% of total revenue) in 2020

Interest Expense

Year-to-date Floor plan interest expense decreased $928,558 to $865,775 in 2021 compared to $1,794,333 in 2020 due to significantly lower new inventory as demand outpaced supply in the first two quarters of 2021 compared to 2020. New inventory value and days’ supply are the leading indicators for floorplan interest expense. New inventory was down $40,812,874 from $82,886,675 to $42,073,801 and days’ supply (DSI) was down to 42 days versus 82 in the prior year.

Liquidity and Capital Resources

	June 30, 2020	December 31, 2020
Cash and Cash Equivalents	$5,830,482	$3,905,686
Cash sweep account balance (1)	32,704,418	56,521,530
Availability under short-term revolving line of credit	13,000,000	19,000,000
Availability under floor plan notes	210,105,053	186,325,321
	$261,639,953	$265,752,537
_____________________
(1)
RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the three months ended June 30, 2021 and 2020, the Cash Sweep Account was earning interest at 0.85% and 1.30%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.00%, respectively.

Our capital allocation strategy focuses on growing long-term value for our owners and shareholders. We invest capital in our business to maintain and upgrade existing facilities as well as other strategic and technology initiatives. We also deploy capital opportunistically to complete acquisitions and improve facilities of newly acquired dealerships. For the six months ended June 30, 2021 and 2020 the following table summarizes our capital expenditures:

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Purchases of property and equipment	$600,599	$2,764,596	$948,526	$2,982,882
Proceeds from sale of property and equipment	(30,124)	-	31,634	-
	$630,723	$2,764,596	$916,892	$2,982,882

As of June 30, 2021, and December 31, 2020, excluding lease liabilities, the outstanding principal amount of indebtedness was $57,597,910 and $101,947,256, respectively, and are summarized in the table below. See Notes to our Condensed Combined Financial Statements as of June 30, 2021 included in this report and Notes to our audited Combined Financial Statements as of December 31, 2020, which were included in RumbleOn’s Form 8-K that was filed on April 8, 2021.

	June 30, 2020	December 31, 2020
Asset-Based Financing:
Floor plan notes payable	$44,753,947	$68,533,679
Revolving line of credit	6,000,000	-
Total asset-based lending	50,753,947	68,533,679
Notes payable-related parties	1,159,322	7,411,322
Notes payable-PPP loans	-	19,039,229
Notes payable-other	5,684,641	9,087,496
	$57,597,910	$101,947,256

The following table sets for a summary of our cash flows for the six months ended June 30, 2021, and 2020:

	June 30, 2021	June 30, 2020
Net cash provided by operating activities	$79,858,557	$27,229,852
Net cash (used in) investing activities	(916,892)	(2,982,882)
Net cash (used in) financing activities	(77,016,868)	(24,838,802)
Net increase (decrease) in cash	$1,924,797	$(591,832)

Operating Activities

Our primary sources of operating cash flows result from the sales of new and used vehicles and ancillary products and services and our floor plans. Our primary uses of cash from operating activities are purchases of inventory, personnel-related expenses, selling expenses, facility costs and other administrative expenses. For the six months ended June 30, 2021, and June 30, 2020, the net cash provided by operating activities was $79,858,557 and $27,229,852 respectively. In 2021 the principal reasons for the increase in cash from operating activities aside from the increased net profit was the decrease in accounts receivable-related parties of $12,463,940 and an increase in accounts payable-related parties of $12,515,235.

Investing Activities

Net cash used in investing activities consists primarily of cash used in capital additions. For the six months ended June 30, 2021, cash used in investing activities decreased $2,065,990 to $916,892 compared to $2,982,882 for the six months ended June 30, 2020, due to a reduction in capital expenditures.

Financing Activities

Cash flows from financing activities primarily relate to our short and long-term borrowing activity and contributions/distributions to or from the owners. For the six months ended June 30, 2021 and 2020 cash used in financing activities was $77,016,868 and $24,838,802, this change was primarily due to shareholder distributions. In addition, for the six months ended June 30, 2021, there were borrowings under the Company’s revolving line of credit of $6,000,000. That line of credit was completely paid down during the six months ended June 30, 2020.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income adjusted to add back interest expense and depreciation and amortization, and certain charges and expenses, such as non-cash compensation costs, acquisition related costs, financing activities, litigation expenses, severance, new business development costs, technology implementation costs and expenses, and facility closure and lease termination costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

The following tables reconcile Adjusted EBITDA to net loss for the periods presented:

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Net Income	$54,527,176	$33,155,094	$85,225,272	$42,749,748
Add back:
Interest expense	457,888	865,468	1,165,501	2,465,259
Depreciation and amortization	903,494	948,129	1,717,001	1,384,768
Interest income and miscellaneous income	(388,656)	(457,606)	(1,121,332)	(1,127,846)
EBITDA	55,499,902	34,511,085	86,986,442	45,471,929
Adjustments:
PPP loan forgiveness	(19,039,229)	-	(19,039,229)	-

Adjusted EBITDA	$36,460,673	$34,511,085	$67,947,213	$45,471,929